UCN, INC. REPORTS FIRST QUARTER 2006 RESULTS

Fifth Consecutive Quarter of Record Revenue Growth for the inContact™ Segment

Salt Lake City – May 9, 2006 – UCN, Inc. (OTC.BB: UCNN), today announced record revenue of $22.6 million for the quarter, a 42% increase over revenue of $16.0 million for the quarter ended March 31, 2005. The primary reason for the year-over-year growth was driven by revenue derived from the TransTel Communications acquisition as well as increased sales in the inContact segment.

UCN also announced inContact segment revenue of $2.96 million for the quarter, a 45% increase compared to the fourth quarter of 2005 and 249% increase over the first quarter of 2005.

Net loss for the quarter was $2.1 million, or 9 cents per share, for the three-month period ended March 31, 2006 compared to net loss of $2.0 million, or 10 cents per share, for the three-month period ended March 31, 2005. This loss was driven by continued investment in our inContact services, a $330,000 billing dispute payment with a carrier, a $153,000 stock-based compensation expense, and $374,000 of additional depreciation and amortization.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was ($46,000) for the quarter-ended March 31, 2006 compared to ($311,000) during the same period in 2005, and ($702,000) for fourth quarter, 2005. This was an improvement of 85% compared to the first quarter 2005, and 94% compared to fourth quarter 2005. Excluding stock-based compensation expense, EBITDA for the current quarter was $107,000.

FIRST QUARTER 2006 HIGHLIGHTS INCLUDE:

—	InContact segment generated $2.96 million in total revenue during the first quarter, its fifth consecutive quarterly growth in revenue
—	Excluding stock-based compensation expense, EBITDA for the current quarter was $107,000
—	Added 45 new inContact accounts during the quarter
—	During the quarter, we handled 22.6 million minutes through our inContact systems, an 80% increase over the previous quarter

Paul Jarman, UCN CEO stated: “We had a strong start to the year, reporting record inContact segment quarterly sales, as well as improvement across all other key metrics compared to fourth quarter, 2005. We are well positioned to be the leader in the hosted, on-demand market segment.”

CONFERENCE CALL INFORMATION

Date: May 09, 2006

Time: 1:30 PM Pacific (4:30 Eastern)
Dial-In Number: 1-888-802-8578
International: 1-973-633-1010
Conference ID # 7348353

Call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call please call the Liolios Group at (949) 574-3860.

A replay of the conference call will be available until 05/16/06 at:

Toll-Free Replay number: 1-877-519-4471 / PIN 7348353

International Replay number: 1-973-341-3080 / PIN 7348353

An internet audio recording will be available on the www.ucn.net/investors page for 12 months.

UCN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2006 (unaudited)	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$2,930	$5,471
Restricted cash	814	651
Accounts and other receivables, net of allowance for uncollectible
accounts of $1,355 and $1,364, respectively	11,924	11,368
Other current assets	528	561

Total current assets	16,196	18,051

Property and equipment, net	5,043	5,225
Intangible assets, net	10,211	11,545
Other assets	800	822

Total assets	$32,250	$35,643

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$3,502	$3,328
Current portion of long-term debt and capital lease obligations	3,416	2,966
Trade accounts payable	10,442	11,380
Accrued liabilities	2,413	2,268
Accrued commissions	1,327	1,355

Total current liabilities	21,100	21,297

Long-term debt and capital lease obligations	4,359	5,511
Other long-term liabilities	190	247

Total liabilities	25,649	27,055

Total stockholders' equity	6,601	8,588

Total liabilities and stockholders' equity	$32,250	$35,643

UCN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – (Unaudited)
(in thousands except per share data)

	Three months ended March 31,
	2006	2005
Revenue	$22,622	$15,974

Operating expenses:
Costs of revenue	15,483	10,371
Selling and promotion	3,618	3,118
General and administrative	3,567	2,796
Depreciation and amortization	1,879	1,505

Total operating expenses	24,547	17,790

Loss from operations	(1,925)	(1,816)

Other income (expense):
Interest income	40	20
Interest expense	(258)	(183)

Total other expense	(218)	(163)

Net loss	(2,143)	(1,979)

Preferred dividends	--	(38)

Net loss applicable to common stockholders	$(2,143)	$(2,017)

Net loss per common share:
Basic	$(0.09)	$(0.10)

Weighted average common shares outstanding:
Basic	23,117	19,502

UCN, INC.

SEGMENT REVENUE AND OPERATING INCOME (LOSS) – (Unaudited)
(in thousands except per share data)

	March 31, 2006
	Telecom	inContact	Consolidated
Revenue	$19,667	$2,955	$22,622

Cost of revenue	13,914	1,569	15,483
Selling and promotion	2,220	1,398	3,618
General and administrative	2,551	704	3,255
Depreciation and amortization	1,389	490	1,879
Research and development	--	312	312

Loss from operations	$(407)	$(1,518)	$(1,925)

	March 31, 2005
	Telecom	inContact	Consolidated
Revenue	$15,128	$846	$15,974

Cost of revenue	9,997	374	10,371
Selling and promotion	2,953	165	3,118
General and administrative	2,374	116	2,490
Depreciation and amortization	1,058	447	1,505
Research and development	--	306	306

Loss from operations	$(1,254)	$(562)	$(1,816)

Our reportable segments reflect how we manage our business and consist of Telecom and inContact. The Telecom segment includes all voice and data services provided to customers not utilizing inContact. The inContact segment includes the inContact suite of services, such as automatic call distribution (for voice, email, and chat), interactive voice response, computer telephony integration, reporting, monitoring and recording, data storage and conferencing, and all voice and data services associated with that customer.

Telecom Segment

The Telecom segment revenue increased 30% from the first quarter of 2005 to $20.0 million for the first period of 2006. This increase is primarily due to the TransTel acquisition which added approximately $4.5 million during the first quarter of 2006. Cost of revenue for the segment increased to $13.9 million, a decrease of 1% from the previous quarter. Excluding the effects of the one-time billing dispute charge, cost of revenue as a percentage of revenue was 69.1% compared to 66.1% for the same period in 2005 and 70.5% in the fourth quarter of 2005. Earnings before depreciation and amortization for this segment were a positive $982,000, which is a 309% increase from the same period in 2005 and a 155% increase from the fourth quarter of 2005. Excluding the effects of the charge relating to the billing dispute, earnings before depreciation and amortization for the segment would have been $1.3 million.

inContact Segment
The inContact segment experienced the fifth consecutive quarter of growth to $2.96 million during the first quarter of 2006. Revenue increased 45% from the fourth quarter 2005 and 249% compared to the first quarter of 2005. This increase in revenue is a result from the selling and promotion effort we have taken to bring this product to market. Gross margin for the quarter was 46.9% compared to 29.3% in our Telecom segment. We have continued focusing our resources on bringing our inContact and related services to market during Q1 06. As a result, selling and promotion expenses in the segment increased 234% from the fourth quarter 2005 and 747% compared to the first quarter of 2005. Additionally, we continue developing the services provided in the segment by investments in research and development. During the quarter, we spent $312,000 in research and development costs in this segment.

Reconciliation of Non-GAAP Measure

“EBITDA,” which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, and EBITDA excluding stock-based compensation are not measures of financial performance under generally accepted accounting principles (GAAP). These measures are provided for the use of the reader in understanding UCN’s operating results and are not prepared in accordance with, nor do they serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not substitutes for information prepared in accordance with GAAP, the company believes that this information is helpful for investors to more easily understand operating financial performance. These measures may better enable an investor to form views of financial performance in the future. These measures have limitations as an analytical tool, and investors should not consider them in isolation or as a substitute for analysis of results prepared in accordance with GAAP.

Reconciliation of EBITDA to Net income (loss) applicable to common stockholders as it is presented on the Consolidated Statements of
Operations for UCN, Inc. (unaudited)
(in thousands)

	Three months ended March 31,
	2006	2005
EBITDA excluding stock-based compensation	$107	$--
Stock-based compensation	(153)	--
EBITDA	(46)	(311)
Depreciation and amortization	(1,879)	(1,505)
Interest income and expense, net	(218)	(163)

Net loss
	(2,143)	(1,979)
Preferred stock dividend	--	(38)

Net loss applicable to common stockholders	$(2,143)	$(2,017)

About UCN, Inc.

UCN (OTCBB: UCNN) is a provider of contact handling software services, and business data and voice services, delivered over its national VoIP network. The inContact™ suite of products includes an integrated package of advanced contact handling, reporting and administration applications and inControl™, a unique, rapid application development tool. To learn more about UCN visit www.ucn.net.

General Contact: Jan Johnson UCN, VP of Marketing 801-320-3263 jan.johnson@ucn.net	Investor Contact: Liolios Group Inc. Scott Liolios or Ron Both 949-574-3860 scott@liolios.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “"intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “"would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with our business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; our ability to expand operations; fluctuations in our earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; our ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and our ability to expand, retain and motivate our employees and manage our growth. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.